FIRST AMENDMENT

TO

CRI HOTEL INCOME PARTNERS, L. P.

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

This First Amendment to the CRI Hotel Income Partners, L. P. First Amended and Restated Agreement of Limited Partnership is made as of April 1, 2008.

Recitals

WHEREAS, CRI Hotel Income Partners, L. P. (the "Partnership") was formed pursuant to an Agreement of Limited Partnership dated as of September 23, 1986 under the name of CRI Hotel Income Fund, L. P., as evidenced by a Certificate of Limited Partnership filed with the Office of the Secretary of State of Delaware on September 26, 1986, as amended by an Amendment to Certificate of Limited Partnership filed on March 13, 1987, changing the name of the Partnership;

                   WHEREAS,  subsequently in 1987, the Partnership modified its governing documents in that certain First Amended and Restated Agreement of Limited Partnership (the "Agreement");

WHEREAS, the Partnership was established in the form of a partnership in part to afford the benefits of "pass-through" taxation to its partners, so the Partnership desires to maintain its status a s a partnership for tax purposes;

WHEREAS, Section 7704 of the Internal Revenue Code of 1986, as amended, and the Treasury regulation promulgated thereunder, provide that, under certain circumstances, transfers of interests in a partnership may cause it to be treated as a "publicly traded partnership" and taxed as a corporation;

WHEREAS, the Partnership desires to amend the Agreement (which predates the Treasury Regulations under Section 7704) to clarify that the General Partner is empowered to halt recognition of non-exempt.transfers of interests in the Partnership to preserve the tax status of the Partnership;

WHEREAS, to address this issue, this amendment is made pursuant to Section 13.03(b)(ii) of the Agreement to cure any ambiguity or correct or supplement any provision which may be inconsistent with the manifest intent of the Agreement or the administrative efficiency of the Partnership.

NOW, THEREFORE, in consideration of the foregoing, the parties adopt the following amendment to the Agreement:

1.         Section 8.04(a) of the Agreement is hereby amended by inserting "(i)" before the words "if it would result" in the first line thereof, and the word "and" and the following language at the end thereof:

(ii) if it could result, when considered with all other transactions in BACs and Partnership Interests within the current calendar year, in the Partnership's being considered a publicly traded partnership within the meaning of Section 7704 of the Code. In illustration but not limitation of the foregoing, the Partnership intends to observe the safe harbor limitation on non-exempt transfers of no more than two percent (2%) of the total capital and profits interests in the Partnership in any calendar year, which shall be deemed to be approximately 17,373 BACs for this purpose.

2.         Section 8.04(g) of the Agreement shall be amended by deleting it in its entirety, but inserting the same text at the end of Section 8.04(f).

3.         Except as expressly set forth herein, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date written above.

GENERAL PARTNER:	LIMITED PARTNER:

CRICO HOTEL ASSOCIATES I, L. P.		CRICO HOTEL FUND, INC.
By:	C.R.I., Inc.
Its:	General Partner

By: /s/ H. William Willoughby	By: /s/ H. William Willoughby
H. William Willoughby	H. William Willoughby
President	President

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